EXHIBIT 99-1

NEWS RELEASE

Contact: Kelly M. Malson

Chief Financial Officer
(864) 298-9800

WORLD ACCEPTANCE CORPORATION
REPORTS RECORD FIRST QUARTER RESULTS

GREENVILLE, S.C. (July 29, 2008) – World Acceptance Corporation (NASDAQ: WRLD) today reported record revenues and net income for its first fiscal quarter ended June 30, 2008.

Net income for the first quarter rose 11.1% to $12.1 million compared with $10.9 million for the same quarter of the prior year. Earnings per share rose to $0.73 per share for the quarter, a 19.7% increase over the $0.61 per share for the prior year quarter.

Total revenues for the quarter increased 15.8% to $88.4 million from $76.4 million for the prior year first quarter. Gross loans outstanding were $632.7 million at June 30, 2008, a 16.1% increase over the $545.0 million in balances outstanding at June 30, 2007, and a 5.5% increase over the $599.5 million at the beginning of the fiscal year.

Sandy McLean, Chairman and CEO, stated, “Our record quarterly results were tempered to some degree by a reduction in loan demand from both new borrowers and existing customers.  Loan volume for the first quarter of fiscal 2009 increased 11.1% compared to the prior year first quarter. This compares to a 21.3% year over year growth in loan volume in fiscal 2008. We believe that this reduction in demand may be attributed to the economic stimulus tax rebates distributed during the period which totaled over $110 billion, and a general hesitancy to borrow money in an uncertain economic environment.  The final distribution of stimulus checks occurred during the first week of July.”

Net charge offs as a percent of average net loans on an annualized basis increased to 14.5% during the quarter from 12.7% during the first quarter of the prior year.  “This quarter over quarter increase in charge offs is consistent with the Company’s expectations. While slightly higher than recent historical averages for the quarter, it remains within acceptable ranges given today’s higher energy costs and softening economy,” stated McLean.  The Company’s management continues to closely monitor the loan portfolio in light of these changing conditions.

Total general and administrative expenses as a percent of total revenues remained consistent between the two quarterly periods at 55.2% for the three months ended June 30, 2008, and for the three months ended June 30, 2007.

Key return ratios for the first quarter included a 9.7% return on average assets (annualized) and a 19.9% (annualized) return on average equity.

During the quarter, the Company opened 28 new offices, acquired 7 offices, and closed 1 office for a total of 872, an 11.5% increase from 782 offices open at June 30, 2007.

MORE

WRLD Reports Record First Quarter Results

July 29, 2008

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 872 offices in eleven states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

First Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 A.M. Eastern today. Interested parties may participate in this call by dialing 1-877-795-3613. A simulcast of the conference call is also available on the Internet at www.streetevents.com. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company’s markets and changes in the economy (particularly in the markets served by the Company). Such factors are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission. World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

MORE

WRLD Reports Record First Quarter Results

July 29, 2008

World Acceptance Corporation

Condensed Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended
	June 30,
	2008	2007

Interest & fees	$76,349	$65,389
Insurance & other	12,072	11,000
Total revenues	88,421	76,389
Expenses:
Provision for loan losses	17,857	14,217
General and administrative expenses
Personnel	33,316	28,856
Occupancy & equipment	6,054	4,933
Data processing	589	550
Advertising	2,710	2,451
Intangible amortization	600	615
Other	5,521	4,785
	48,790	42,190
Interest expense	2,480	2,336
Total expenses	69,127	58,743
Income before taxes	19,294	17,646
Income taxes	7,242	6,795
Net income	$12,052	$10,851
Diluted earnings per share	$0.73	$0.61
Weighted average shares outstanding (diluted)	16,573	17,916

Condensed Consolidated Balance Sheets

(unaudited and in thousands)

	June 30,	March 31,	June 30,
	2008	2008	2007
ASSETS
Cash	$8,099	$7,590	$7,387
Gross loans receivable	632,715	599,509	544,964
Less: Unearned interest & fees	(165,209)	(154,418)	(141,715)
Allowance for loan losses	(35,288)	(33,526)	(29,682)
Loans receivable, net	432,218	411,565	373,567
Property and equipment, net	20,100	18,654	15,577
Deferred tax benefit	18,047	22,133	19,310
Goodwill	5,379	5,353	5,338
Intangibles	10,275	9,997	11,488
Other assets	10,538	10,818	10,679
	$504,656	$486,110	$443,346

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	227,100	214,900	192,950
Income tax payable	11,662	18,039	9,083
Accounts payable and accrued expenses	15,960	18,866	13,600
Total liabilities	254,722	251,805	215,633
Shareholders' equity	249,934	234,305	227,713
	$504,656	$486,110	$443,346

MORE

WRLD Reports Record First Quarter Results

July 29, 2008

Selected Consolidated Statistics

(dollars in thousands)

	Three Months Ended
	June 30,
	2008	2007

Expenses as a percent of total revenues:
Provision for loan losses	20.2%	18.6%
General and administrative expenses	55.2%	55.2%
Interest expense	2.8%	3.1%

Average gross loans receivable	$614,196	$525,881

Average loans receivable	$454,312	$390,549

Loan volume	$460,650	$414,488

Net charge-offs as percent of average loans	14.5%	12.7%

Return on average assets	9.7%	10.3%

Return on average equity	19.9%	19.7%

Offices opened (closed) during the period, net	34	50

Offices open at end of period	872	782

END